Exhibit 99.1

Trex Company Names Brenda Lovcik Senior Vice President and Chief Financial Officer

WINCHESTER, Va.--(BUSINESS WIRE)--October 10, 2023--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly composite decking and railing and a leader in outdoor living products, today announced that it has named Brenda Lovcik Senior Vice President and Chief Financial Officer effective October 23, 2023.

Mrs. Lovcik has over 25 years of demonstrated financial and operational success with high-profile publicly traded companies. Most recently she served as Chief Financial Officer, Global Products, Global Supply Chain and Global FP&A at Johnson Controls, Inc. Prior to that she had a successful 20-year career and held multiple senior financial roles at Medtronic, Inc. In her most recent position there as Senior Vice President, Finance and Global FP&A, she led capital allocation strategy and execution, and drove enterprise-wide functional transformation. Prior to this role, she was Chief Financial Officer of several Medtronic business units with revenues ranging from $2.5 billion to $12 billion.

Commenting on this appointment, Bryan Fairbanks, President and Chief Executive Officer, noted, “Brenda has deep financial expertise gained at global manufacturing companies, a successful track record in business operations, and proven leadership skills. She brings a wealth of financial and business experience to Trex, where she will be a key member of our executive leadership team as we move forward with our long-term growth strategy.”

Mrs. Lovcik commented, “I am delighted to join the Trex Company as it continues to strengthen its category leadership and expand its addressable market. I look forward to leveraging my experience and working together with the team to drive long term growth and stakeholder value.”

Mrs. Lovcik received a B.S. degree in accounting from St. Cloud State University.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing – all proudly manufactured in the U.S.A. – and a leader in high performance, low-maintenance, eco-friendly outdoor living products. Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named 2023 America’s Most Trusted® Decking Brand* and one of 2022’s 50 Best U.S. Manufacturers by Industry Week. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Instagram (@trexcompany), X (@Trex_Company), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*2023 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2023 America’s Most Trusted® Outdoor Decking study. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800